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Safe Harbour Statement

NYSE Euronext will file a Solicitation/Recommendation Statement on Schedule 14D-9 in the event that Nasdaq OMX Group, Inc. and/or IntercontinentalExchange Inc. commences a tender offer for the outstanding shares of NYSE Euronext common stock. NYSE Euronext stockholders are strongly encouraged to read the Solicitation/Recommendation Statement if and when it becomes available, as it will contain important information. Stockholders will be able to obtain this Solicitation/Recommendation Statement, any amendments or supplements to the proxy statement and other documents filed by NYSE Euronext with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the Solicitation/Recommendation Statement and any amendments and supplements to the Solicitation/Recommendation Statement will also be available for free at NYSE Euronext’s website at www.nyse.com.

In connection with the proposed business combination transaction between NYSE Euronext and Deutsche Boerse AG, Alpha Beta Netherlands Holding N.V. (“Holding”), a newly formed holding company, has filed, and the SEC has declared effective on May 3, 2011, a Registration Statement on Form F-4 with the U.S. Securities and Exchange Commission (“SEC”) that includes (1) a proxy statement of NYSE Euronext that will also constitute a prospectus for Holding and (2) an offering prospectus of Holding to be used in connection with Holding’s offer to acquire Deutsche Boerse AG shares held by U.S. holders. NYSE Euronext will mail the definitive proxy statement/prospectus (when finalized) to its stockholders in connection with the vote to approve the merger of NYSE Euronext and a wholly owned subsidiary of Holding, and Holding will mail the offering prospectus to Deutsche Boerse AG shareholders in the United States in connection with Holding’s offer to acquire all of the outstanding shares of Deutsche Boerse AG. Holding has also filed an offer document with the German Federal Financial Supervisory Authority (Bundesanstalt fuer Finanzdienstleistungsaufsicht) (“BaFin”), which was approved by the BaFin for publication pursuant to the German Takeover Act (Wertpapiererwerbs-und Übernahmegesetz), and was published on May 4, 2011.

Investors and security holders are urged to read the definitive proxy statement/prospectus (when it becomes available), the offering prospectus and the offer document regarding the proposed business combination transaction because they contain important information. You may obtain a free copy of the definitive proxy statement/prospectus (when it becomes available), the offering prospectus and other related documents filed by NYSE Euronext and Holding with the SEC on the SEC’s Web site at www.sec.gov. The definitive proxy statement/prospectus (when it becomes available) and other documents relating thereto may also be obtained for free by accessing NYSE Euronext’s Web site at www.nyse.com. The offer document is available at Holding’s Web site at www.global-exchange-operator.com.

This document is neither an offer to purchase nor a solicitation of an offer to sell shares of Holding, Deutsche Boerse AG or NYSE Euronext. The final terms and further provisions regarding the public offer are disclosed in the offer document that has been approved by the BaFin and in documents that have been filed with the SEC.

No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended, and applicable European regulations. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer is not being made directly or indirectly in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

This announcement and related materials do not constitute in France an offer for ordinary shares in Holding. The relevant final terms of the proposed business combination transaction will be disclosed in the information documents reviewed by the competent European market authorities.

Participants in the Solicitation

NYSE Euronext, Deutsche Boerse AG, Holding and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from NYSE Euronext stockholders in respect of the proposed business combination transaction. Additional information regarding the interests of such potential participants will be included in the definitive proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

Forward-Looking Statements

This document includes forward-looking statements about NYSE Euronext, Deutsche Boerse AG, Holding, the enlarged group and other persons, which may include statements about the proposed business combination, the likelihood that such transaction could be consummated, the effects of any transaction on the businesses of NYSE Euronext or Deutsche Boerse AG, and other statements that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Forward-looking statements are not guarantees of future performance and actual results of operations, financial condition and liquidity, and the development of the industries in which NYSE Euronext and Deutsche Boerse AG operate may differ materially from those made in or suggested by the forward-looking statements contained in this document. Any forward-looking statements speak only as at the date of this document. Except as required by applicable law, none of NYSE Euronext, Deutsche Boerse AG or Holding undertakes any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

Transcript of a presentation at the UBS Global Financial Services Conference with NYSE Euronext Chief Executive Officer, Duncan Niederauer (May 10, 2011).

Alex Kramm - UBS - Analyst

Last presentation for the day, certainly shouldn’t be a boring one, finishing with NYSE Euronext. Very happy to have Duncan Niederaurer present at our conference for the first time, and clearly a lot of focus right now on not only — well, not so much the base business but more so what’s going on with consolidation. We’ve already heard from NASDAQ and ICE this morning on the same topic, so here to give us his side of the story, Duncan Niederaurer. Thank you.

Duncan Niederaurer

Thanks, Alex. I’m going to go through some slides that, for those of you who watched the annual shareholder presentation, you’ve already seen. And then there’s a few new slides in there. We’ve been collaborating with our merger partners from DB, and their annual meeting is coming up later this week, so we’re starting to converge some of the presentation material. So you’ll see some new stuff in there as well.

I’ll try to get through it quickly, take a couple of questions, and I think Mike and Larry are going to stick around to do some breakout sessions afterwards. I’ll be fully disclosed - it’s my wife’s birthday, and I’m going home to cook for my wife and kids tonight. So I will stick here to do the presentation, take a few questions, and then I’m going to go home and do my other job.

You guys have read all this I’m sure in detail, so we’ll skip over that.

Firstly, the first few slides will be some of what we presented last week. And the story we were telling, and have been telling, is this is not new news for us. We’ve had a strategy that we embarked on a couple years ago after spending the first year or two as a management team, getting the Company what we called “fighting fit.”

We started carrying out our new strategy that was focused around the community and our clients around the world in different businesses. We then — a lot of the investments [and] acquisitions we did were really reinvesting in growth and focusing on acquiring assets that we felt would help us carry out the strategy. And we came into 2010 really pushing forward on that strategy and continuing to drive value.

We’ve had countless numbers of discussions about strategy with the Board over the last couple years. And what that led us to was an understanding and a decision on our part that, if we could execute a merger expeditiously with DB, that was the best way for us to go.

This is not a decision we came to quickly. It’s a decision we came to after a lot of thought and after evaluating all the other possibilities. And our view was, if we could do it expeditiously — and that’s the operative word. We were not prepared to move away from our standalone strategy to execute something that was going to take years just to agree to, or months even to agree to. We wanted it to be something that we could agree on fairly quickly once we decided to do it.

So that’s what we did. We think, as you’ll see in these slides, we believe that’s the accelerator for us. Our standalone strategy’s been working. We think it can continue to work. We thought that, however we could find an accelerator, that that would make a lot of sense.

So if you thought about the first quarter, this is where I started at the annual meeting a couple weeks ago. Our view is this model does work. We don’t feel the need to be a pure play. We think there’s an opportunity to be in the derivates business in a big way, have the world’s leading cash trading and listings platform, and also be, at the same time, building out a technology services and solutions business.

And we think the first quarter shows that you can have it all. This first quarter should also show you that we’re not spreading ourselves too thin. This is not something where it’s hard to focus on all these different businesses. We think we’re running three world-class businesses, and they had the results that you all saw in Q1 really across the board. A great quarter for derivatives, great quarter for the trading and listings business, and a record revenue quarter for the technology services business.

Now, one thing I’m most proud of my team for is a lot of companies in the situation we’re in, a fairly young public company, having been through a tremendous amount of change in the last couple years, now trying to execute a game-changing merger, you would have forgiven a lot of people on our team if they had taken their eye off the ball in the first quarter. We have a lot going on as a company, and our view has been we can’t afford to take our eye off the ball. 2011 is an important year for us to keep the momentum going. And I think, in all three of our businesses, the team — really evident that they stood and they delivered.

In derivatives, we launched what I think is destined to potentially be another game-changer. No one has ever done what we’ve done with NYSE Liffe US and NYPC before. It took us a long time to invent it. It was a lot of collaboration. And I think something that’s very notable here is I think this is the kind of innovation we’re going to see a lot more of in the 21st century.

It wasn’t just us. It wasn’t just the banks. It wasn’t the regulators writing new rules. It wasn’t DTC trying to get into a new business. It was all of those groups and all those constituents working together to ascertain whether there was an innovative solution out there where we could deliver a capitally efficient clearing solution that would augment listing these same products, because our view is the road was pretty littered with people who had tried to compete with the CME effectively. They’re a tough competitor.

And we think rolling that out in the first quarter, already achieving roughly 3% market share, watching the open interest grow in euro dollars every day, we think that’s just the beginning. We hope to have similar traction in treasuries in the coming quarter or two, and then really the magic starts in the fall where we start to help clients take advantage of the single-[put] margining.

A terrific quarter for our traditional business on the Liffe side and in the options business, as you’re all aware. Cash trading and listings, I made a specific point of this at the annual meeting. It’s my view that a lot of people out there are saying, “Oh, the US can’t compete anymore for listings since Sarbanes-Oxley. No one wants to list in the United States. The US has a competitive problem vis-a-vis the rest of the world.”

None of those things are really true. Do I wish that Sarbanes-Oxley were repealed or dialed back? Sure, we all do. I think that would unlock the door for a lot of smaller companies in particular to go public, but I refuse to accept that that means the US can’t compete. We had a very strong 2010 in the US and specifically at NYSE, a fantastic first quarter, number one in global IPOs in 2011. I don’t expect to be number one for the year. There will be hundreds of IPOs coming from the emerging parts of the world, and while we’ll get our fair share of them, we have companies from 60 different countries listed on our exchange already. I think there’s so much issuance destined to come from Asia in particular. If we could finish neck-and-neck with Hong Kong and Shanghai and Shenzhen as we did last year, I think that’s a great result for the NYSE and for America.

Now, in terms of our US business, overwhelming market share year-to-date, and we’re winning a lot of listings that I think a lot of you probably would have said, as recently as a couple years ago, we weren’t going to get. If I had been standing here two years ago and said, “Guys, I can see the pipeline, it’s companies like Pandora and LinkedIn, and guess what, they’re going to list on the NYSE,” I think you would have been right in challenging my assertion and I probably would have had a tough time convincing you otherwise.

Well, the fact is, even in the tech sector, people are starting to move our way, and I’m very proud of the team and the results they’ve had. We’ve continued to transfer momentum. The European markets are slowly but surely coming back. Volumes in the secondary market have been great. Even the primary is starting to come back.

Now, we’re not going to take our eye off this ball, either. And in fact, something we’ve done the last two days I think is just as important. A lot of advocacy for small companies. We’ve had members of Congress in our building the last two days talking about, look, it’s unrealistic to think that Sarbanes-Oxley will get repealed. That’s just not going to happen. I think we’re getting some support to maybe recalibrate it, but even simpler things or smaller things that seem trivial, like working with the House and with the Senate to push Reg A so that smaller companies can get access to capital again, all those things are really important.

But my point is, the US is doing fine, and NYSE in the US is doing great. And NYSE Euronext is number one, year-to-date, in terms of IPOs.

On the technology services business, as I said earlier, a record revenue quarter, and the model’s really starting to work. We’ve got people who I don’t think would have hired us a couple years ago to outsource pieces of their infrastructure to us. They’re coming in. we’re getting business from people like Goldman, like Citi, like Jefferies, et cetera, and we’ve got other business that we can’t talk about yet that is basically being agreed upon that will be out soon enough.

The point is, this model’s starting to work. And we’ve been building this business at the same time we’ve been migrating all the business to two new state-of-the-art data centers on either side of the Atlantic. That went flawlessly. So we’ve been getting a lot done while we’ve been building this momentum.

Now, a lot of you ask us, “Well, can you illustrate the strategy for us? It sounds good. It sounds different. It sounds like you’re going away from the pure play. Where is this all taking you? Why is this — why are these — why does your model give you more of an opportunity to do various things?” And as you saw from some of the slides we used at the annual meeting, to us, it’s this markets business in the center that gives us the entree to get into all these other services for all these other different client bases, and these clients are just naturally clients of ours. The buy side wasn’t, but now they kind of are through NYFIX. We at least have a technology relationship with many of them.

The sell side always has been, but as I think — as they would tell you and as we would tell you, their collective leverage in some of the businesses in which we operate is not to be trivialized, and it’s not to be underestimated. So trying to partner with the sell side in things like NYSE Liffe in the US, in NYPC, and in what we did with the American Stock Exchange options business, that’s the way we think things are going to go in the future.

And we’re not going to be afraid of that. These are businesses that for us — do we grow open interest like you see in the chart in the top right? Do we grow market share from 6% to 14% in the AMEX business if we’re not getting a little creative in terms of organizational construct, business model, et cetera? We think that’s what it’s going to take. Sticking to the Exchange’s old knitting of working on the listings, getting transaction fees, getting data fees, we think that’s yesterday’s news. We don’t think it’s tomorrow’s business model. And I think these are two great illustrations of, in both cases, 21st century collaboration that’s led to better results than we probably would have expected in a much shorter time period.

Now, six weeks for NYPC and NYSE Liffe US, that doesn’t make a success story yet. But given how few people are connected, and people that we know are going to be trading more in the platform in the future, not there yet, I’m pretty encouraged by what you see on this slide.

Next, a little bit about where we see the technology business going. Now, we know we’ve taken a different approach than other people with whom we compete in this business in particular. We’ve acquired assets that, frankly, left some of our competitors scratching their heads. I’m referring to things like Wombat or NYFIX or some other technology acquisitions we did to bring things like safety and our European technology platform in-house. We think what it’s left us with is a business model that is very well positioned to take advantage of trends on the left-hand side of this slide that we think are inescapable.

We don’t think the US market’s going to get re-aggregated any time soon. We think that assets are going to continue to be fairly correlated, which has an impact on volatility in the long run. We think that, while high-frequency trading may have moved from other asset — to other asset classes from traditional equities, the fact is that there’s still going to be capacity demands on us that are going to be global and multi-asset class in nature. We know a lot of our big customers are under a lot of cost pressure and under pressure from continuing regulatory uncertainty that is making them rethink their own business model.

So from our point of view, those trends, which we think are pretty well set and pretty clear, are driving new demands. And those demands are in the center of this slide. Our clients don’t want single asset class access or regional access. They want global access. That’s the buy side and the sell side. They expect us to connect them to everyone.

Low latency. We’ve all got low latency now, but our clients want that to be global and very cost-effective, and then particularly the big sell-side customers I think are coming to the conclusion, correctly, I might add, and I have an interesting perspective on this, right? Because four or five years ago, if someone like us had come — if someone like the NYSE had come to me in my old job and said, “We’re here to — we think we can be someone who you can effectively outsource a lot of your infrastructure to,” I think a lot of people in my position five years ago, or in Larry’s position, would have said, “No way. It’s proprietary. It’s important. It’s a difference maker. It’s meaningful to the customer experience.”

Our view is none of that’s nearly as true as it was. And you combine that with the cost pressure and regulatory pressure these guys are under, and we think we are very well positioned, with the technology assets we’ve assembled and the network we manage, to be a very cost-effective scale provider of these services for the clients.

So, now we know it’s our job, if we’re going to get to $1 billion by 2015, we know it’s our job to continue to show all of you how we’re getting there. But this is a business that went from just north of $350 million two years ago to something like $425 million, $450 million last year, and we think it’s easily north of $500 million this year.

A little bit — I’m getting closer to home. This chart, which you saw in the annual meeting as well, expenses continue to go down. CapEx continues to find its way down to a maintenance level, which we believe is comfortably below $200 million. And while we’re at that, free cash flow continues — the Company continues to de-leverage. Now, as you’ve heard Mike say before, and he’ll correct me if I’m wrong, 2Q is usually our best cash flow quarter for a host of reasons, SEC fees, listing fees, et cetera. So you can expect $1.8 million to even be lower by the end of the second quarter.

So you can see disciplined expense management, expenses continue to — coming down, CapEx — the highest CapEx levels for us as a company are behind us with the data centers largely built, a few pods to go if the demand is there. But you can see us telegraphing that maintenance CapEx is comfortably below $200 million.

That’s translating to productivity enhancements, headcount going down, revenue per employee going up. I showed this chart at the annual meeting as well. That leaves us and DB right where you’d expect us to be. Since we’re a hybrid, we’re below the revenue per employee of the pure play derivative exchanges, and we’re well above it for the more pure play equities exchanges.

As I said in the meeting, if we get it right and our — and where we think we can take the Company from a top line point of view and a headcount point of view, we should be punching at the weight of the pure play derivatives exchanges, which we think starts to unlock some of the value that many of you have been asking us about. Many of you have said to us, “Well, isn’t there more value in the pure plays?” We think we’d much rather have this diversified model across asset classes, less exposure to cycles. And if we can get to where we’ve got similar metrics to what the pure play derivative exchanges have, we think that’s the best result for us and our shareholders.

Now, at the same time, our overall cost base has been going down the last few years. We put this slide up at the annual meeting because we wanted people to understand our costs haven’t just gone down by a couple hundred million dollars since the NYSE Euronext merger. They’ve actually gone down by more than $600 million because we’ve invested in growth. We’ve made a lot — like we’ve invested organically. We’ve invested acquisitively. And net-net, like allowing for all those acquisitions and investments in growth, like costs are still down $200 million, which is more like $600 million to $700 million.

So this slide was to show you that, in spite of what you might hear out there, every time we’ve said we’re going to hit a synergy target, we’ve exceeded the target. Now, I’d be the first to admit that the NYSE Euronext combine that Larry and I and others walked into, they were behind schedule. We had a lot of wood to chop when we got there. We learned from our lessons. We ended up over-delivering. We did the same thing on AMEX. And you can count on us that, if we say we’re going to deliver a synergy number in the NYSE-DB merger, we will get there. We tend to under-promise.

That’s translated over the last couple of years, pretty consistent revenue growth. Except for the two low volume quarters last year, pretty consistent earnings growth. So I think we’re delivering on the P&L side, and the marketplace is starting to figure it out. Now, we stopped this chart at February 8th, call that the unaffected stock price. But if you basically go back two years, that’s the bottom set of bars. One year, that’s the middle set of bars, or year-to-date. And this doesn’t include the movement since February 8, right?

So we have delivered with a one-year view, a two-year view. However you want to look at it, we’ve delivered. If you want to go all the way back to ‘06 when the Company was just going public, yes, we’d be the first to admit that chart’s not as attractive. We’re looking back 24, 27, 30 months. We’ve delivered the goods, and there’s no reason to think we won’t continue to deliver the goods.

Now, I want to shift gears a little bit. That’s our story, and I did that as quickly as I could because most of you heard that at the annual meeting. We’ve got a few slides in here now that DB is going to be using at their upcoming annual shareholder meeting, which is later this week. And some of this I touched on in our annual meeting, a terrific first quarter for them, too. If you put the two companies together, nearly $500 million of net income. DB revenues were up, expenses down, year-on-year earnings up, Mike, 35%-ish, or quarter-to-quarter or something like that. So it really — a terrific quarter.

Now, what I don’t think they get enough credit for on the DB side is, if you go back six, eight, 10 years ago, they were a much different business than they are today. 2000, they’re more or less an equities business. Eurex is beginning to grow. Then they build up Eurex. They acquire Clearstream. They do some other smart things organically and M&A-wise, and they are a very different company with a much different portfolio than they are.

I still think it’s undervalued for reasons we’ll get into in a couple of slides. But I think there’s value to be unlocked there, but this is a very good and, to us, a very complementary portfolio of assets.

STOXX is a franchise that we don’t really have anything similar to. EEX is similar to our NYSE Blue franchise. We think there’s an opportunity there. At the same time, I think the team in Germany doesn’t get enough credit for having rolled out products and new businesses, particularly in things like Clearstream or the partnership they have in Brazil with CETIP. And they’re starting to deliver on the expense side.

Many of you have said to us, and DB would agree, they don’t have a history of really managing their costs as effectively as others in the industry have. You can see them starting to do that. They put a program in place last year. They’re delivering ahead of schedule. It’s not easy in some of these jurisdictions, as you guys know. And they’re delivering, and in fact in their last quarterly earnings call, they took the expense number down, the guidance number down further for this year, which further accelerates those savings.

And we’re finding those to be fairly easy conversations to have. You combine that with the cash flow they generate now, what that could mean for the combined company, the strong balance sheet both of us are walking into this deal with, and a historic attractive distribution policy of both companies, we think the sky’s the limit in terms of what we can do to create shareholder value. That was probably going to get me in trouble with the lawyers, but — maybe not the sky’s the limit, but you know what I mean. There’s a lot of value creation opportunities here.

Now, a little bit on why we’re so excited about the combination. This just shows, in the last 10 years, where they’ve gone with their own diversification on the revenue and EBIT side. and you can see a business that has shifted away from cash equities, more to derivatives, more to clearing and custody, and stayed pretty steady in the MD&A business. That sounds about right to us.

People will say that we’re somehow giving up on the US market. When I look at a slide that we’ll see in a minute about the diversification of the revenues, far from it. We’re actually internationalizing our company even further, which we think is the right trends.

Now, this slide takes a five-year look at DB, and you can see revenues growing, EBITDA growing substantially more, costs more or less flat. So they too have invested in other businesses, and yet they’ve been more rigorous on the expense side than they probably get credit for. And you can see, they’ve invested just like we have, big investments I derivatives, substantial investments on the clearing side, and, appropriately so, smaller investments in some of the more commodity parts of the business. Makes a lot of sense, and the chart on the top right just shows that the EUR150 million of savings is actually being accelerated and will be all realized by 2012.

Here’s the leverage picture. And don’t worry about who we’re comparing ourselves to. Here’s where we all are here, right? We talked in our own presentation about what the combined leverage was, and I’ve got a slide on that in a minute. We’re at roughly 2.0. [We’ll work it] our way lower, right, 1.8 at the end of Q1, probably 1.6. You see where these guys are. Both of us have healthy dividends. Really, everyone in the industry has done some form of buyback.

And we think this just gives you an idea. You’re combining two companies that have an incredible amount of financial health and aren’t going to need to add any leverage to do this deal. The capacity is there. We have plenty of financial flexibility. We can do what we need to do, going forward. But no need to take on any debt to get anything done here.

Now, this is what the combined company’s going to leave us with. I’m not embarrassed about 30-70, 31-69 at all. That looks like Coca-Cola. That looks like GE. That looks like P&G. That’s pretty good company to be in. We’re in a global industry, just like those companies are. So we’re not giving up on the United States. We think that the business should be more international. We think it’s incumbent on us, in fact, to be more international. That’s how we’re going to service our clients whose needs are increasingly global in nature.

And at the same time, we also think that this sets the table with such a diversified business model that’s really not reliant on any one area, that when we think about other exchanges around the world that we hope someday would want to be a part of this great capital markets company, many of them are not going to be pure play exchanges. If you look at the national champions that are being created in other parts of the world, they are multi-asset class, multi-service oriented facilities. Those are the people we want to pair up with. Those are what we think the long-term opportunities are, and we’re trying to build a company that engraves an invitation for them to join the party. We think this is the company they’re going to want to join.

Going back to some slides I used at the annual meeting, first quarter, on the top left, we haven’t really adjusted the analyst estimates. We’ve just taken what they’ve put out there for full year 2011. And again, to reaffirm, pretty steady dividend policy. That $883 million of dividends that the two companies expect to pay in 2011 is roughly a 50% payout on last year’s earnings. So keep that in mind as we go through the rest of the deck.

Now, we’re also moving along swiftly on both the regulatory side and on the integration side. if you had said to me, having announced the deal on February 15th, less than three months later we would have had the number of conversations we’ve had with policymakers around the world, we would have the green light from BaFin on the filing, we’d have the green light from the SEC on our filings with them, we’d been in round two with the DOJ, we’d be well advanced with the competition authorities in Brussels and in position to deliver the final documents to them in mid-June to keep us on track for a 2011 closing, I would have said, “Wow, I’ll take all of that,” because 10 weeks into this, we are further down the regulatory road than I thought we would have been.

Does that mean we have no more hills to climb? No, we certainly have hills to climb. I want to be very clear about that. No one has a magic wand on this stuff. These reviews take time. There’s a lot of questions. There’s a lot of information. But we will continue to be fully disclosed with everybody how we’re advancing down the field, where we are and what we think the timing is to follow between now and the end of the year on all the various approvals we need to get the deal finalized.

On the integration side, as I mentioned at the annual meeting, we kept the teams going into this deal very, very small. We didn’t do deep due diligence on each other. We had public filings to look at. We understood what we had to do. We understood a lot about each other’s companies. We understood a lot about each other’s expenses. We did not assign teams of 30 to go deep into the organization or deep into all these other systems to see where we could find the maximum synergies.

We’ve done that subsequent to announcement, as we said we would, and we said we’d sharpen the pencil between announcement and closing. We’ve got two teams of about half a dozen people that are working hard on the integration. In fact, they’re just finishing up two days in Frankfurt, as I speak, and they’re getting the work done.

The spirit’s good. We’re making the decisions swiftly. And you’re going to find particularly the one I’m most proud of is on this slide on the top. Coming this quickly to a common trading and clearing architecture decision puts us several months ahead of the situation we walked into at NYSE Euronext.

NYSE and Euronext merged had a very similar issue to decide. As of the closing, the two companies really hadn’t sat down to discuss how to tackle that. They’d had some cursory conversations. Here we are, a few months from closing still, and we’ve already made that decision. And the good news is some of these pieces are pretty easy, and it shows you the complementary nature of the portfolio. We’ve got the common customer gateway. That’s how all the clients connect to us. We think that’s a world-class product. We think DB does not have a product that’s close to that in terms of its efficiency and its usefulness to the clients.

On the trading side, we have a world-class problem. We’ve got some great trading systems. We think UTP’s great. DB has two or three platforms that are world-class in their own right. My guess is the trading platform you see us migrate to won’t be any one of those four. It may look a lot like one or two of them, but it’ll have elements of the best of each from all of them, which is very similar with how we ended up with UTP at NYSE Euronext.

Clearing side, equally easy decision. We’ve been trying to build out our clearing assets. I think Eurex is arguably the best real-time risk management system in the world, so that’s a pretty easy decision for us, right? You can be as emotional as you want about some of these decisions. That’s an easy one. And then on the back end, one decision we still have yet to make is what is the firm’s overall data center strategy, going forward. Larry’s captaining that effort with some of his colleagues on this side and some of our friends at DB. The Mahwah decision was pretty easy.

We’ve got another high-class problem because Basildon and Frankfurt both could easily be the solution, and what we’re still working through is what’s the best one because we need to give our clients an answer pretty soon as they think about where to connect to in the [Envision Newco].

So the regulatory process, moving along swiftly, integration starting to bear some fruit. Where we’re just now beginning to do a little more work is on the revenue synergy side. Now, I’m with most of you in the room. I’m from Missouri on the revenue synergy thing. You have to show me, because most revenue synergies I think end up being pretty illusory. I think the day of promising revenue synergies around global listings and cross-listings, you’re not going to find us doing that. The EUR100 million that we’ve committed to so far is – largely comes pretty easily out of the clearing business without a lot of hard work or heavy lifting. I think if we’re going to get to a bigger number, which we aspire to, it’s going to come from some of these areas that we’ve got on this chart here.

We haven’t taken a deep dive into Clearstream yet. We’re just beginning to figure out if there’s some connectivity we can create because, if you think about our client community on the buy side and sell side, it’s as good or better than anyone’s in the world, I would argue better.

And if you think of the global footprint the two companies have, I have to believe there’s some things we can find in the seams to help the Clearstream business. I think there’s opportunities in new asset classes. I think there’s opportunities in the environmental business. But we’re going to give more clarity on this at a later date. Right now we’re going to stick with EUR100 million with some upside, but we’re going to have to dig a lot deeper because we’re going to be as detailed as we’ve been on the expense side before we’re going to raise that number.

Now, getting close to the end here. Go back to the slide I showed at the annual meeting. This is just a simple sensitivity analysis that, if you take the forecasted 2011 net income for the two companies, you talk about the EUR400 million of expense synergies, the EUR100 million of revenue synergies, you take the after-tax impact of that on the P&L, it’s not hard to envision a company that is making $2.3 billion, $2.4 billion a year.

Now, our view is there’s a lot of value to be unlocked here, and we believe a company with the diversity in terms of asset class and geographies that you saw on some of the earlier slides that is earning $2.4 billion on, call it, $5 billion to $5.5 billion of revenue, you pick whatever multiple you want to put on that company. We think it’s in the range of the ones we’ve shown. And you end up, we think, with not only a terrific company, a value-creating enterprise for all shareholders of Newco, whether you come at it from the NYSE or DB side. And really, all we’re asking you to believe on this slide is that we deliver what we promise to deliver on the synergy side.

On top of that, on the bottom of the slide, to add to what else is possible to envision, we’re just asking that you believe that the payout ratio that we’ve all committed to of 50% for the last few years, we stick with that, and you can see what the dividend flows could look line in ’012, ’013, ’014, et cetera. So we think there’s huge value creation opportunities for shareholders.

You couple that with the fact that the Company, given the free cash flow, given the roughly $4 billion of EBITDA annually just at current numbers right now, plus counting for some of the synergies, even after paying a $1 billion-plus dividend a year, you look at some of these leverage numbers at the end of 2012, it’s pretty compelling. There’s plenty of financial flexibility there whether we invest in growth, whether we invest organically, whether we find more traditional means to deliver value to shareholders, plenty of financial flexibility, going forward.

So to close, a terrific first quarter for us. That comes on the heels of what we think has been a pretty spectacular two years. We’ve got this company positioned to be a factor. Two years ago we were starting to be a factor. And we think that this is a game-changing merger that allows us to do what our aspiration has been, which is to really reinvent the industry and redefine what it means to be an exchange, going forward. We think the merger’s an accelerator of that strategy. And as you know, we’ve got our vote on July 7th. So Alex, with your permission, I’ll stop there, and I’ll turn it over to you.

QUESTION AND ANSWER

Alex Kramm

Sure. Well, we’re actually already over our time for the room, so—.

Duncan Niederauer

—And that’s not my fault because we started late, just (inaudible)—.

Alex Kramm

—But let me just — we’ll move it up to Louis XVI in a second. Let me just ask one thing real quick before we leave. Obviously there’s another — there’s a couple other companies that are interested in your asset. So let me just ask one quick question. They put out a press release yesterday. They accused you a little bit of rushing things through, and I think there’s a lot of confusion with investors in terms of the timeline.

So I think there’s a reason for that on the Deutsche side, so maybe you can just clarify for us why the timeline, if there are opportunities to move it out, and how you’re thinking about that. Thanks.

Duncan Niederauer

Okay, yes. I’m referring to my notes here, guys, because I was asked the same question earlier, because a number of you have been asking us is July 7th etched in stone. How did you guys arrive at that date? What’s going on?

We announced the deal on February 15th. And what I’m going to find in my notes here is just what the team sent me today that I requested. So it’s actually about as late as we can go. So the way the rules work in Germany is, if you announce a deal on February 15th, one of the clocks starts ticking. So we can actually take it out to about the middle of July, but we have to have — DB cannot vote on the merger any later than the middle of July, given a middle of February announcement.

So from our point of view, we have to have our vote before they do because they can’t vote on the merger until we’ve had our vote. So what the team told me here is this is about the latest date that allows us to comply with German law related to the offer. Given that we announced our merger on February 15th, German law requires us to complete the offer by mid-July, and the German offer cannot be completed without our shareholder vote. That’s how the merger works.

So our view is we’re not rushing anybody. We’re simply complying. We don’t have that much flexibility there. Our timetable is a result of law and the agreement that we struck. No one else is really telling us they feel rushed, and we do find it somewhat interesting that the same people who are saying we’re rushing you guys are telling us we wouldn’t get the vote if we had it today. So it’s a little bit incongruous for me why they’d be — if anything, they should be telling us to rush the vote if they’re pretty sure we’re not going to get the vote.

So I promise there’s nothing going on here other than what I just read you. That’s about the latest we can do the vote. And I think if we pushed it back, this is a little — I’m over my skis a little bit on this — this isn’t as simple as just pushing it back a little bit. Those of you who are familiar with some of the European M&A laws, you’re going into another period before you can re-offer it, it would actually be substantially later. So hopefully that clears some of that up, Alex. Thank you for letting me refer to my notes on that.

Alex Kramm

All right. So let’s move up to the breakout, and thanks, Duncan, for taking your time.

Duncan Niederauer

Okay. Thank you, Alex. Appreciate it. Thank you, guys.